CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated January 9, 2004, relating to the financial statements and financial highlights which appear in the November 30, 2003 Annual Reports to Shareholders of the PIA Short-Term Government Securities Fund, PIA Total Return Bond Fund, PIA Equity Fund and PIA BBB Bond Fund, series of PIA Mutual Fund (the “Trust”), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading ”Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP
Milwaukee, WI
October 26, 2004